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SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
SECOND QUARTER 2003
(Dollars in millions, except per share amounts)

        The following supplemental information should be read in connection with SLM Corporation's (the "Company") press release of second quarter 2003 earnings, dated July 17, 2003.

        Statements in this Supplemental Financial Information release, which refer to expectations as to future developments, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in such laws and regulations; changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; and changes in the general interest rate environment. For more information, see our filings with the Securities and Exchange Commission ("SEC").

        Definitions for capitalized terms in this document can be found in the Company's 2002 Form 10-K filed with the SEC on March 27, 2003.

        In May 2003, the Company announced a three-for-one stock split in the form of a stock dividend of an additional two shares for every one share already outstanding effective June 20, 2003 for shareholders of record on June 6, 2003. All share and per share amounts, for all periods presented, reflect the payment of that dividend.

        Certain reclassifications have been made to the balances as of and for the quarter and six months ended June 30, 2002, to be consistent with classifications adopted for 2003.

SECOND QUARTER HIGHLIGHTS

        In addition to evaluating our financial information based on generally accepted accounting principles ("GAAP"), management, credit rating agencies, lenders and analysts also evaluate us on certain non-GAAP-based performance measures, which we refer to as "core cash" performance measures. Under these "core cash" performance measures, management analyzes the student loan portfolio on a Managed Basis and treats securitization transactions as financings versus sales. As such, the securitization gain on sale and subsequent servicing and securitization revenue are eliminated from income, and net interest income from securitized loans is recognized.

        When calculating these "core cash" performance measures we eliminate the benefit of Floor Income and use pre- Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," accounting for our derivative transactions, whereby we treat our derivatives as effective hedges and eliminate the derivative market value adjustment from our income statement. These "core cash" performance measures also eliminate the net benefit of Floor Income. We also exclude certain transactions that management does not consider part of our core business, such as gains or losses on certain sales of securities and derivative contracts, and the amortization of acquired intangible assets.

        A detailed presentation and discussion of "core cash" results of operations including a reconciliation of GAAP net income to "core cash" net income is included herein under "Core Cash" Results of Operations. The following key measurements are presented on a "core cash" basis for the quarters ended June 30, 2003, March 31, 2003 and June 30, 2002 and for the six months ended June 30, 2003 and 2002 except for GAAP diluted earnings per share.

	Quarters ended			Six months ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
GAAP diluted earnings per share	$.80	$.88	$.26	$1.68	$1.14
"Core cash" diluted earnings per share	$.44	$.43	$.37	$.87	$.72
Managed student loan spread	1.93%	1.93%	1.87%	1.93%	1.87%
Managed net interest margin	1.78%	1.78%	1.76%	1.78%	1.74%
"Core cash" fee and other income	$137	$147	$124	$284	$245
"Core cash" operating expenses	$183	$173	$162	$356	$323
Managed student loan acquisitions	$4,807	$5,348	$4,462	$10,155	$8,981
Preferred Channel originations	$1,899	$4,922	$1,583	$6,821	$5,613
Loans securitized	$6,760	$6,322	$1,497	$13,082	$5,030
Managed student loans outstanding, net	$83,114	$80,719	$75,557	$83,114	$75,557

        The main drivers of the growth in our "core cash" earnings include the growth in the Managed student loan portfolio, higher student loan spreads and increasing fee and other income versus the second quarter of 2002. In the second quarter of 2003, we reported "core cash" diluted earnings per share ("EPS") of $.44, which was a 19 percent increase over the second quarter of 2002 and a 2 percent increase over the prior quarter's "core cash" EPS.

        The growth in our Managed student loans outstanding is an important driver of future earnings growth. In the second quarter of 2003, our Managed student loan portfolio grew by $2.4 billion from $80.7 billion at March 31, 2003 to $83.1 billion at June 30, 2003. This growth in the student loan portfolio was fueled by the $4.8 billion in new student loans acquired in the second quarter of 2003, an 8 percent increase over the $4.5 billion acquired in the second quarter of 2002 and a 10 percent decrease from the $5.3 billion acquired in the first quarter of 2003. The decrease versus the prior quarter is related to seasonal factors in student loan originations and a decrease in incremental consolidations.

        We delayed the processing of most of the Consolidation Loan applications received since April 21, 2003 to allow borrowers to take advantage of the new lower interest rate that took effect on July 1. This negatively impacted our acquisition of Consolidation Loans as we had a net runoff of Consolidation Loans of $246 million, versus $15 million in the first quarter of 2003 and $161 million in the second quarter of 2002. Based on indications of Consolidation Loan activity in the third quarter of 2003, we believe that the net effect of consolidations on our loan portfolio remains stable over time. The Direct Lending program also suspended Consolidation Loan disbursements, which deferred fee income to future periods as discussed below.

        During the second quarter of 2003, our "core cash" student loan spread, which measures the spread on our Managed portfolio of student loans exclusive of Floor Income, was 1.93 percent unchanged from the prior quarter and 1.87 percent in the year-ago quarter. The increase in "core cash" student loan spread from the year-ago quarter was primarily due to the growth in higher yielding private credit student loans and lower premium amortization due to lower premium write-offs on loans consolidated away due to the suspension of loan consolidations by the Direct Lending program and to the longer average life of Consolidated Loans.

        We continue to expand our guarantor servicing and debt management services. These businesses generated revenue of $85 million in the second quarter of 2003, an increase of 10 percent over the year-ago quarter. The 15 percent decrease in guarantor servicing and debt management fee revenue versus the prior quarter is mainly due to seasonal factors in the guarantor servicing business and to the deferral of revenue from the Direct Lending program's suspension of Consolidation Loan disbursements. Other income also benefitted from the increase in mortgage fees mainly due to the acquisition of Pioneer Mortgage in the second quarter of 2003.

        "Core cash" operating expenses were $183 million in the second quarter of 2003 versus $173 million in the prior quarter and $162 million in the year-ago quarter. The increase in operating expenses can mainly be attributed to an increase in mortgage origination expenses due to the acquisition of Pioneer Mortgage, increased servicing expenses consistent with the growth in borrowers and seasonal factors, and to severance costs for an information technology outsourcing initiative. When compared to the prior quarter, these increases were partially offset by the $9 million 2003 first quarter charge for servicing adjustments related to an underbilling error.

        We continue to repurchase common shares mainly through the settling of equity forward contracts. We repurchased 12.1 million shares in the second quarter of 2003, which when netted against 5.8 million common share issuances due to the exercise of stock warrants and 2.2 million net common share issuances related to benefit plans reduced common stock outstanding by 4.1 million shares.

        During the second quarter of 2003, we completed four securitizations totaling $6.8 billion that continued to accelerate and diversify our asset-backed securitization program. We completed one securitization of FFELP Stafford/PLUS loans of $1.0 billion, one securitization of private credit student loans of $1.3 billion, and two securitizations of Consolidation Loans totaling $4.5 billion. One of the Consolidation Loan securitizations of $2.3 billion did not meet the criteria of being a qualifying special purpose entity ("QSPE") and is accounted for on-balance sheet as a variable interest entity. As a result, no gain or loss was recorded on this transaction.

RESULTS OF OPERATIONS

        The following table presents the GAAP statements of income for the quarters ended June 30, 2003, March 31, 2003 and June 30, 2002 and for the six months ended June 30, 2003 and 2002.

Condensed Statements of Income

	Quarters ended			Six months ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Student loans	$452	$436	$534	$888	$1,069
Academic facilities financings and other loans	19	20	22	39	48
Investments	42	29	43	71	80

Total interest income	513	485	599	998	1,197
Interest expense	247	244	311	491	628

Net interest income	266	241	288	507	569
Less: provision for losses	36	43	27	79	47

Net interest income after provision for losses	230	198	261	428	522

Other income:
Gains on student loan securitizations	314	306	14	620	58
Servicing and securitization revenue	137	138	180	275	375
Losses on sales of securities, net	(26)	(82)	(37)	(108)	(126)
Derivative market value adjustment	(29)	114	(177)	85	111
Guarantor servicing fees	33	41	36	74	67
Debt management fees	52	59	42	111	89
Other	53	49	45	101	89

Total other income	534	625	103	1,158	663
Operating expenses	190	179	168	369	335

Income before income taxes	574	644	196	1,217	850
Income taxes	201	227	70	428	302

Net income	373	417	126	789	548
Preferred stock dividends	3	3	3	6	6

Net income attributable to common stock	$370	$414	$123	$783	$542

Diluted earnings per common share	$.80	$.88	$.26	$1.68	$1.14

On-Balance Sheet Student Loan Spread

        The following table analyzes the reported earnings from student loans on-balance sheet for the quarters ended June 30, 2003, March 31, 2003 and June 30, 2002 and for the six months ended June 30, 2003 and 2002.

On-Balance Sheet Student Loan Spread Analysis

	Quarters ended			Six months ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Student loan yields, before Floor Income	4.36%	4.47%	5.14%	4.41%	5.16%
Floor Income	.42	.29	.76	.36	.74
Consolidation Loan Rebate Fees	(.46)	(.50)	(.39)	(.48)	(.37)
Offset Fees	(.08)	(.07)	(.11)	(.08)	(.11)
Borrower benefits	(.08)	(.08)	(.07)	(.08)	(.07)
Premium and origination fee amortization	(.06)	(.10)	(.26)	(.08)	(.26)

Student loan net yield	4.10	4.01	5.07	4.05	5.09
Student loan cost of funds	(1.69)	(1.75)	(2.49)	(1.72)	(2.51)

Student loan spread	2.41%	2.26%	2.58%	2.33%	2.58%

Student loan average balance	$44,173	$44,159	$42,268	$44,166	$42,312

        The increase in the student loan spread in the second quarter of 2003 versus the prior quarter and the decrease from the second quarter of 2002 was mainly due to the fluctuations in the amount of Floor Income discussed below. The increase in the student loan spread, exclusive of Floor Income, is due primarily to lower student loan premium amortization and to the increase in the percentage of private credit student loans in the on-balance sheet student loan portfolio. The lower premium amortization is driven by the higher percentage of Consolidation Loans, which have a significantly longer average life, lower premium write-offs as less loans consolidated away due to the suspension of the Direct Lending's consolidation program, and the amortization of the loan discount in private credit student loans.

On-Balance Sheet Floor Income

        Treasury bill and commercial paper rates have declined since July 1, 2002, the date when the borrower interest rates on the majority of FFELP Stafford student loans are reset and the date when the interest rate on new Consolidation Loans made during the 12 months after that date is set. As a result we earned $46 million or 42 basis points of Floor Income in the second quarter of 2003, of which $16 million relates to Variable Rate loans and $30 million relates to Fixed Rate loans. In comparison, we realized $81 million or 76 basis points in Floor Income in the year-ago quarter ($52 million from Variable Rate loans and $29 million from Fixed Rate loans), and $32 million or 29 basis points of Floor Income in the prior quarter ($13 million from Variable Rate loans and $19 million from Fixed Rate loans).

Net Interest Margin and Net Interest Income

        The net interest margin for the second quarters of 2003 and 2002 and the first quarter of 2003 was 2.12 percent, 2.42 percent and 2.00 percent, respectively. The fluctuations in the net interest margin are largely driven by the fluctuations in the student loan spread discussed above, particularly the amount of Floor Income.

        The following table reflects the rates earned on assets and paid on liabilities for the quarters ended June 30, 2003, March 31, 2003 and June 30, 2002 and for the six months ended June 30, 2003 and 2002.

	Quarters ended
	June 30, 2003		March 31, 2003		June 30, 2002
	Amount	Rate	Amount	Rate	Amount	Rate
Average Assets
Student loans	$44,173	4.10%	$44,159	4.01%	$42,268	5.07%
Academic facilities financings and other loans	1,162	7.13	1,164	7.59	1,358	7.25
Investments	6,041	3.02	4,227	2.88	5,110	3.60

Total interest earning assets	51,376	4.04%	49,550	3.99%	48,736	4.98%

Non-interest earning assets	5,856		5,215		4,679

Total assets	$57,232		$54,765		$53,415

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$2,985	1.18%	$2,887	1.27%	$2,836	1.87%
Other short-term borrowings	21,573	1.71	22,881	1.52	27,180	2.14
Long-term notes	27,675	2.11	24,081	2.51	19,477	3.15

Total interest bearing liabilities	52,233	1.89%	49,849	1.99%	49,493	2.52%

Non-interest bearing liabilities	2,743		2,832		2,016
Stockholders' equity	2,256		2,084		1,906

Total liabilities and stockholders' equity	$57,232		$54,765		$53,415

Net interest margin		2.12%		2.00%		2.42%

	Six months ended
	June 30, 2003		June 30, 2002
	Amount	Rate	Amount	Rate
Average Assets
Student loans	$44,166	4.05%	$42,312	5.09%
Academic facilities financings and other loans	1,163	7.36	1,651	6.52
Investments	5,139	2.96	5,126	3.32

Total interest earning assets	50,468	4.02%	49,089	4.96%

Non-interest earning assets	5,538		4,796

Total assets	$56,006		$53,885

Average Liabilities and Stockholders' Equity
Six-month floating rate notes	$2,937	1.23%	$2,960	1.91%
Other short-term borrowings	22,223	1.61	28,400	2.18
Long-term notes	25,888	2.30	18,392	3.21

Total interest bearing liabilities	51,048	1.94%	49,752	2.54%

Non-interest bearing liabilities	2,787		2,277
Stockholders' equity	2,171		1,856

Total liabilities and stockholders' Equity	$56,006		$53,885

Net interest margin		2.06%		2.38%

Securitization Program

        During the second quarter 2003, we completed four securitizations totaling $6.8 billion that continued to accelerate and diversify our asset-backed securitization program. We completed one securitization of FFELP Stafford/PLUS loans, one securitization of private credit student loans, and two securitizations of Consolidation Loans. One of the Consolidation Loan securitizations of $2.3 billion did not meet the requirements of being a QSPE and is accounted for on-balance sheet as a variable interest entity. As a result, no gain or loss was recorded on this transaction. During the first quarter of 2003 we completed four securitizations, one of which did not receive sale treatment. In the second quarter of 2002, we completed one securitization which received sale treatment. The following table summarizes securitization activity for the quarters ended June 30, 2003, March 31, 2003 and June 30, 2002 and for the six months ended June 30, 2003 and 2002.

	Quarters ended
	June 30, 2003		March 31, 2003		June 30, 2002
	Amount Securitized	Gain %	Amount Securitized	Gain %	Amount Securitized	Gain %
FFELP Stafford/PLUS loans	$1,005	1.32%	$1,256	1.60%	$1,497.92%
Consolidation Loans	2,251	9.59	2,005	10.86	—	—
Private credit student loans	1,248	6.82	1,005	6.75	—	—

Total securitization sales	4,504	6.98%	4,266	7.17%	1,497.92%

On-balance sheet securitization of Consolidation Loans	2,256		2,056		—

Total loans securitized	$6,760		$6,322		$1,497

	Six months ended
	June 30, 2003		June 30, 2002
	Amount Securitized	Gain %	Amount Securitized	Gain %
FFELP Stafford/PLUS loans	$2,261	1.47%	$5,030	1.15%
Consolidation Loans	4,256	10.19	—	—
Private credit student loans	2,253	6.79	—	—

Total securitization sales	8,770	7.07%	5,030	1.15%

On-balance sheet securitization of Consolidation Loans	4,312		—

Total loans securitized	$13,082		$5,030

        The decrease in the second quarter 2003 gains as a percentage of the portfolio securitized versus the prior quarter was mainly due to a lower estimate of Embedded Fixed Rate Floor Income from the second quarter securitization of Consolidation Loans versus the prior quarter.

        Servicing and securitization revenue, the ongoing revenue from securitized loan pools, includes the interest earned on the Residual Interest asset, the revenue we receive for servicing the loans in the securitization trusts and Embedded Floor Income on securitized student loans not previously included in the gain on sale calculation. Servicing and securitization revenue totaled $137 million or 1.45 percent of the average balance of securitized loans in the second quarter of 2003 versus $138 million or 1.58 percent in the prior quarter and $180 million or 2.24 percent in the corresponding year-ago quarter. Fluctuations in servicing and securitization revenue are generally driven by Floor Income earned on the off-balance sheet student loans in a given period that was not previously recognized in the gain on sale calculation, and by the average balance and mix of the securitized loan portfolio. Floor Income earned through securitization income was $17 million, $105 million and $20 million for the quarters ended June 30, 2003 and 2002 and March 31, 2003, respectively. Floor Income earned that was previously recognized in the gain calculation totaled $40 million, none and $21 million for the quarters ended June 30, 2003 and 2002 and March 31, 2003, respectively. Servicing and securitization revenue is reduced by payments on Floor Income Contracts where the offsetting Floor Income was previously recognized in the gain on sale calculation. Such payments totaled $25 million, none and $13 million for the quarters ended June 30, 2003 and 2002 and March 31, 2003, respectively.

Liquidity and Capital Resources

        Total equity was $2.4 billion at June 30, 2003, an increase of $122 million from March 31, 2003. Our tangible capital was 1.81 percent of Managed assets at both June 30, 2003 and March 31, 2003. At June 30, 2003, total capital included the cumulative effect of SFAS No. 133, which reduced capital on a timing basis by 32 percent, offset by a 35 percent increase to capital due to the change in fair value of the Embedded Floor Income component of the Retained Interest.

        We repurchased 12.1 million shares during the second quarter of 2003 through equity forward settlements and open market purchases and issued 5.8 million shares as a result of the exercise of stock warrants and a net 2.2 million shares related to benefit plans. At June 30, 2003, the total common shares that could potentially be acquired over the next four years under outstanding equity forward contracts was 33.1 million shares at an average price of $34.44 per share. We have remaining authority to enter into additional share repurchases and equity forward contracts for 25.7 million shares.

Equity Forward Contracts

        The Financial Accounting Standards Board ("FASB") recently issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which covers the accounting for equity forwards. Under SFAS No. 150, equity forward contracts that allow a net settlement option either in cash or the Company's stock are required to be accounted for in accordance with SFAS No. 133 as derivatives. Those equity forward contracts that require physical settlement only (cash for shares) must be accounted for as a liability. Our existing contracts provide for net share or net cash settlement options, so as a result, we now account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and periodically mark them to market through earnings. In accordance with SFAS No. 150, equity forward contracts that we entered into prior to June 1, 2003 and outstanding at July 1, 2003, will be marked-to-market on July 1, and we will record a gain of $130 million which will be reflected as a "cumulative change in accounting principle." We typically pay a "cost to carry" each month to the counterparty based on LIBOR and a spread or at a fixed interest rate and net of dividends received. This cost will be treated as part of the mark-to-market of the equity forward contracts through earnings. The transition gain was reduced by the cumulative cost of carry on those positions that was previously recognized in additional paid-in capital. In the second quarter of 2003, we recognized a $2.3 million loss for equity forward contracts entered into in the month of June 2003.

Dividend Increase and Stock Split

        In May 2003, the Board of Directors voted to increase our regular quarterly dividend on common stock from the previously announced $.08 per share to $.17 per share. The new dividend was first paid on June 20, 2003 to shareholders of record on June 8, 2003.

        In May 2003, the Board of Directors approved a three-for-one split of our common stock to be effected in the form of a stock dividend. The stock dividend was paid on June 20, 2003, for all shareholders of record on June 6, 2003. All share and per share amounts presented have been updated to reflect this change retroactively.

Convertible Debentures

        In May 2003, we completed a private offering of $2 billion aggregate principal amount of 32-year unsecured senior convertible debentures that are convertible, under certain conditions, into shares of SLM common stock, at an initial conversion price of $65.98. The investors generally can only convert the debentures if the Company's stock price has appreciated to 130 percent of the conversion price for a prescribed period, or the Company calls the debentures. The convertible debentures bear interest at a floating rate equal to three-month LIBOR minus .05 percent, until July 25, 2007, and cannot be called or put prior to that date. Beginning on July 25, 2007, we may call the debentures and the investors may put the debentures, subject to certain conditions. After year four, the debentures can pay additional contingent interest under certain circumstances. In year four convertible debentures potentially could be dilutive to earnings per share, which would be calculated using the "if converted" method.

Leveraged Leases

        At June 30, 2003, we had investments in leveraged and direct financing leases, net of impairments, totaling $198 million that are general obligations of three commercial airlines and Federal Express Corporation. The aircraft financing business continues to be adversely affected by the slowdown in the commercial aircraft industry that began in early 2001 and was exacerbated by the terrorist attacks of September 11, 2001 and the war in Iraq. While aircraft passenger volume stabilized in the second quarter, the decline in volume since 2001 has resulted in the grounding of a significant number of aircraft. In the second quarter of 2003, we restructured two of our leases with American Airlines and we now account for these as direct financing leases. In connection with this restructuring we wrote down the net asset value of these leases and reduced unearned income by $8 million. There was no effect on current income, but future earnings from these aircraft will be reduced by $8 million. We will continue to monitor these investments given the continued uncertainty surrounding the airline industry. Based on an analysis of the expected losses on certain leveraged leases plus the incremental increase in tax obligations related to forgiveness of debt obligations and/or the taxable gain on the sale of the aircraft, our remaining exposure to the airline industry is $125 million.

"CORE CASH" RESULTS OF OPERATIONS

Explanation of Adjustments to GAAP

        In accordance with the Rules and Regulations of the SEC, we prepare financial statements in accordance with GAAP. As discussed under "Financial Highlights," in addition to evaluating the Company's GAAP-based financial information, management, credit rating agencies, lenders and analysts also evaluate the Company on certain non-GAAP performance measures that we refer to as "core cash" results of operations. A more detailed discussion of each adjustment to GAAP earnings to arrive at "core cash" results of operations follows.

Securitizations

        For those securitizations treated as sales, we record a Residual Interest asset that equals the present value of the estimated future net cash flows from the portfolio of loans sold and, at the same time, we record a gain on the sale calculated as the difference between the fair value and the carrying value of the assets sold. The gain on sale effectively accelerates income recognition of the pool of student loans securitized while the ultimate realization of such income remains dependent on their actual performance over time. Fees earned for servicing the loan portfolios and interest earned on the Residual Interest asset are recognized over the life of the securitization as servicing and securitization revenue. For "core cash" results of operations, we treat securitization transactions as financings and eliminate the securitization gain on sale and subsequent servicing and securitization revenue from income. We then recognize the net interest income from securitized loans as if they remained on-balance sheet, so that the performance of the portfolio of loans is measured on a Managed Basis.

Floor Income

        In low interest rate environments when our student loans are earning at the fixed borrower rate and the interest on our floating rate debt is continuing to decline, we earn additional spread income that we refer to as "Floor Income." The timing and amount of Floor Income is uncertain and tied to interest rate fluctuations, so we exclude such income from our "core cash" results of operations.

Derivative Accounting

        SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria as specified by SFAS No. 133 are met. We believe that our derivatives are effective economic hedges and they are a critical element of our interest rate risk management strategy. However, under SFAS No. 133, some of our derivatives, primarily Floor Income Contracts, Eurodollar futures contracts, and certain basis swaps, are considered ineffective hedges, as further discussed below. In these instances, the derivatives are classified as "trading" derivatives for GAAP purposes and marked-to-market each quarter. The period to period change in the fair value of these derivatives is recorded through the derivative market value adjustment in the income statement with no consideration for the corresponding change in fair value of the hedged item. The derivative market value adjustment is caused by interest rate volatility and changing credit spreads during the period and the volume and term of derivatives not receiving hedge accounting treatment.

        Our Floor Income Contracts are written options. SFAS No. 133's hedge criteria regarding effectiveness when using written options is more stringent than other hedging relationships. Because the paydown of principal of the student loans underlying the Embedded Floor Income in our student loans does not exactly match the change in the notional amount of our written Floor Income Contracts, the written Floor Income Contracts do not qualify as effective hedges under SFAS No. 133. We believe that the Floor Income Contracts effectively fix the amount of Floor Income we will earn over the contract period, thus eliminating the timing and uncertainty associated with Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The changes in the value of Floor Income Contracts is caused by changing interest rates that cause the underlying student loans to earn more or less Floor Income, which is transferred to the counterparties. The change in the market value of the Floor Income Contracts is economically offset by the change in value of the student loan portfolio earning Floor Income, but that offsetting change in value is not recognized under SFAS No. 133.

        Basis swaps are used to convert the floating rate debt from one interest rate index to another to match the interest rate characteristics of the assets. We primarily use basis swaps to change the index of our fixed rate and LIBOR-based debt, to better match the cash flows of our student loan assets that are indexed to commercial paper or the Treasury bill. SFAS No. 133 requires that the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk and do not meet this effectiveness test, because student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that economically hedge off-balance sheet instruments that do not meet the SFAS No. 133 effectiveness test. As a result, these swaps are recorded at fair value with subsequent changes in value reflected in the income statement.

        The following tables present the "core cash" statements of income and the reconciliation of GAAP net income to "core cash" net income for the quarters ended June 30, 2003, March 31, 2003 and June 30, 2002 and for the six months ended June 30, 2003 and 2002.

"Core Cash" Statements of Income

	Quarters ended			Six months ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Managed student loans	$754	$743	$818	$1,497	$1,623
Academic facilities financings and other loans	19	20	22	39	48
Investments	44	29	42	73	81

Total Managed interest income	817	792	882	1,609	1,752
Managed interest expense	424	419	532	843	1,068

Net managed interest income	393	373	350	766	684
Less: provision for losses	29	32	35	61	62

Net Managed interest income after provision for losses	364	341	315	705	622

Other income:
Guarantor servicing fees	33	41	36	74	67
Debt management fees	52	59	42	111	89
Other	52	47	46	99	89

Total other income	137	147	124	284	245
Operating expenses	183	173	162	356	323

Income before income taxes	318	315	277	633	544
Income taxes	108	112	98	220	194

"Core cash" net income	210	203	179	413	350
Preferred stock dividends	3	3	3	6	6

"Core cash" net income attributable to common stock	$207	$200	$176	$407	$344

"Core cash" diluted earnings per common share	$.44	$.43	$.37	$.87	$.72

Reconciliation of GAAP Net Income to "Core Cash" Net Income

	Quarters ended			Six months ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
GAAP net income	$373	$417	$126	$789	$548

"Core cash" adjustments:
Net interest income on securitized loans	196	167	221	363	429
Floor income on Managed loans	(103)	(73)	(191)	(176)	(373)
Provision for losses on securitized loans	7	11	(8)	18	(14)
Gains on student loan securitizations	(314)	(306)	(14)	(620)	(58)
Servicing and securitization revenue	(137)	(138)	(180)	(275)	(375)
Losses on sales of securities, net	4	72	18	77	105
Amortization of acquired intangibles	7	7	6	14	12
Net impact of derivative accounting	84	(67)	230	17	(30)
Other	(1)	(1)	(1)	(2)	(2)

Total "core cash" adjustments	(257)	(328)	81	(584)	(306)
Net tax effect (A)	94	114	(28)	208	108

"Core cash" net income	$210	$203	$179	$413	$350

(A)
Such tax effect is based upon our marginal tax rate for the respective period.

        In the second quarter of 2003, we recognized $84 million of net, pre-tax mark-to-market losses due to the net impact of SFAS No. 133 derivative accounting versus $67 million of net, pre-tax gains in the first quarter 2003 and $230 million of net, pre-tax losses in the second quarter 2002. The table below quantifies the impact of SFAS No. 133 derivative accounting on our net income for the quarters ended June 30, 2003, March 31, 2003 and June 30, 2002 and for the six months ended June 30, 2003 and 2002 when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation. Gains and losses on certain closed derivative positions that previously qualified as hedges were capitalized and amortized over the term of the hedged item. Under SFAS No. 133, these amounts are recorded immediately. The adjustments to "core cash" net income for the net impact of SFAS No. 133 derivative accounting are summarized as follows:

	Quarters ended			Six months ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Reversal of SFAS 133 income statement items:
Derivative market value adjustment included in other income	$29	$(114)	$177	$(85)	$(111)
Amortization of derivative items included in other comprehensive income at transition	—	—	1	—	1
"Core cash" derivative adjustments:
Amortization of premiums on Floor Income Contracts cap hedges in net interest income	39	41	32	80	64
Reversal of amortization of Floor Income Contracts de-designated as effective hedges on December 31, 2000 in net interest income	1	1	3	2	6
Reversal of impact of Eurodollar futures contracts and Floor Income Contracts in gain/loss on sales of securities, net	21	9	19	30	22
Amortization of closed Eurodollar futures contracts in net interest income	(6)	(4)	(2)	(10)	(12)

Total net impact of SFAS No. 133 derivative accounting	$84	$(67)	$230	$17	$(30)

        The entire net impact of SFAS No. 133 derivative accounting has been excluded for "core cash" results.

"Core Cash" Student Loan Spread

        The following table analyzes the reported earnings from our portfolio of Managed student loans, which includes loans both on-balance sheet and off-balance sheet in securitization trusts and excludes Floor Income.

	Quarters ended			Six months ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
"Core cash" student loan yields	4.31%	4.44%	5.10%	4.37%	5.13%
Consolidation Loan Rebate Fees	(.35)	(.34)	(.25)	(.34)	(.24)
Offset Fees	(.04)	(.04)	(.06)	(.04)	(.06)
Borrower benefits	(.12)	(.11)	(.11)	(.11)	(.12)
Premium and origination fee amortization	(.11)	(.16)	(.28)	(.14)	(.27)

"Core cash" student loan net yield	3.69	3.79	4.40	3.74	4.44
"Core cash" student loan cost of funds	(1.76)	(1.86)	(2.53)	(1.81)	(2.57)

"Core cash" student loan spread	1.93%	1.93%	1.87%	1.93%	1.87%

Average Balances
On-balance sheet student loans	$44,173	$44,159	$42,268	$44,166	$42,312
Securitized student loans	37,811	35,228	32,250	36,527	31,326

Managed student loans	$81,984	$79,387	$74,518	$80,693	$73,638

        The increase in the "core cash" student loan spread in the second quarter of 2003 versus the second quarter of 2002 was due primarily to lower student loan premium amortization and to the increase in the percentage of private credit student loans in the Managed student loan portfolio, partially offset by higher Consolidation Loan Rebate Fees. The lower premium amortization is driven by the significant increase in Consolidation Loans as a percentage of the Managed portfolio of student loans, and the amortization of the loan discount in private credit student loans. Consolidation Loans have a significantly longer average life, which lengthens the premium amortization period. Lower premium expense was also due to lower premium write-offs from Direct Lending as the Direct Lending program suspended disbursements for new consolidations. The second quarter 2003 "core cash" student loan spread also benefited from the increase in Managed private credit student loans of 39 percent over the second quarter of 2002. These loans are subject to much higher credit risk than federally guaranteed student loans and therefore earn higher spreads, which in the second quarter of 2003 was 5.02 percent. The increase in Consolidation Loan Rebate Fees reduced the second quarter of 2003 student loan spread by 10 basis points when compared to the prior year. The prior year's quarterly spread also benefited from higher amortization of upfront payments under Floor Income Contracts.

Allowance for Private Credit Student Loan Losses—Managed Basis

        An analysis of our Managed allowance for loan losses for private credit student loans for the quarters ended June 30, 2003, March 31, 2003 and June 30, 2002 and for the six months ended June 30, 2003 and 2002 is presented in the following table.

	Quarters ended			Six months ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Balance at beginning of period	$218	$194	$206	$194	$193
Provision for Managed private credit student loan losses	27	32	18	59	31
Other	—	7	(44)	7	(33)
Charge-offs	(19)	(17)	(14)	(36)	(26)
Recoveries	2	2	1	4	2

Charge-offs, net of recoveries	(17)	(15)	(13)	(32)	(24)

Balance at end of period	$228	$218	$167	$228	$167

Net charge-offs as a percentage of average Managed private credit student loans (annualized)	.93%	.93%	1.05%	.93%	1.01%
Net charge-offs as a percentage of average Managed private credit student loans in repayment (annualized)	1.88%	1.78%	1.86%	1.82%	1.66%
Private credit allowance as a percentage of average Managed private credit student loans	3.21%	3.38%	3.36%	3.37%	3.51%
Private credit allowance as a percentage of the ending balance of Managed private credit student loans	3.15%	3.24%	3.21%	3.15%	3.21%
Private credit allowance as a percentage of Managed private credit student loans in repayment	6.29%	6.39%	5.77%	6.29%	5.77%
Average balance of Managed private credit student loans in repayment	$3,519	$3,354	$2,804	$3,464	$2,912
Average balance of Managed private credit student loans	$7,101	$6,433	$4,973	$6,769	$4,770
Ending balance of Managed private credit student loans	$7,249	$6,716	$5,217	$7,249	$5,217

        For the quarter ended June 30, 2003, the "core cash" allowance for Managed private credit student loans increased by $10 million versus the prior quarter and by $61 million versus the year-ago quarter. The 37 percent increase in the second quarter 2003 allowance versus the year-ago quarter reflects a 35 percent increase in the Managed private credit student loan acquisitions.

Delinquencies—Managed Basis

        The table below shows our private credit student loan delinquency trends for June 30, 2003, March 31, 2003 and June 30, 2002 on a Managed Basis. Delinquencies have the potential to adversely impact earnings if the account charges off and results in increased servicing and collection costs.

	June 30, 2003		March 31, 2003		June 30, 2002
Index
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment (1)	$3,202		$2,893		$2,026
Loans in forbearance (2)	418		413		290
Loans in repayment and percentage of each status:
Loans current	3,356	92%	3,118	91%	2,648	91%
Loans delinquent 30-59 days (3)	110	3	136	4	117	4
Loans delinquent 60-89 days	62	2	72	2	50	2
Loans delinquent 90 days or greater	101	3	84	3	86	3

Total Managed private credit student loans in repayment	3,629	100%	3,410	100%	2,901	100%

Total Managed private credit student loans	7,249		6,716		5,217
Managed private credit student loan allowance for losses	(228)		(218)		(167)

Managed private credit student loans, net	$7,021		$6,498		$5,050

Percentage of Managed private credit student loans in repayment	50%		51%		56%

Delinquencies as a percentage of Managed private credit student loans in repayment	8%		9%		9%

(1)
Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation. These amounts include loans for borrowers with in-school forbearance that were previously included as loans in forbearance for hardship and other factors. We reclassified $107 million and $9 million, respectively, of in-school forbearances at March 31, 2003 and June 30, 2002.

(2)
Loans for borrowers who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing procedures and policies.

(3)
The period of delinquency is based on the number of days scheduled payments are contractually past due and relate to repayment loans, that is, receivables not charged-off, and not in-school, grace, deferment or forbearance.

"Core Cash" Other Income

        When compared with GAAP other income, "core cash" other income excludes gains on student loan securitizations, servicing and securitization revenue, the derivative market value adjustment per SFAS No. 133 and certain gains and losses on sales of investment securities and student loans. The following table summarizes the components of "core cash" other income for the quarters ended

June 30, 2003, March 31, 2003 and June 30, 2002 and for the six months ended June 30, 2003 and 2002.

Guarantor Servicing Fees, Debt Management Fees and Other Income

	Quarters ended			Six months ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Guarantor servicing and debt management fees:
Guarantor servicing fees	$33	$41	$36	$74	$67
Debt management fees	52	59	42	111	89

Total guarantor servicing and debt management fees	$85	$100	$78	$185	$156

Other income:
Late fees	$15	$16	$14	$32	$29
Third party servicing fees	14	14	14	28	29
Mortgage and consumer loan fees	15	6	2	21	4
Other	8	11	16	18	27

Total other income	$52	$47	$46	$99	$89

        The $15 million decrease in guarantor servicing and debt management fees in the second quarter of 2003 versus the first quarter of 2003 is mainly due to the seasonal nature of the guarantor servicing business and by the reduction in default portfolio management fees due to the suspension of Consolidation Loan disbursements by the Direct Lending program. We earn default portfolio management fees when defaulted FFELP Stafford loans are consolidated. These fees will be recognized when the loans are processed in the third quarter of 2003. The $7 million increase in these fees versus the year-ago quarter is due to the growth in default portfolio management fees.

        The increase in other income for the second quarter of 2003 versus the prior and year-ago quarters is mainly attributed to an increase in mortgage origination fees due to the acquisition of Pioneer Mortgage in the second quarter of 2003.

"Core Cash" Operating Expenses

        In the second quarter of 2003, "core cash" operating expenses were $183 million versus $162 million in the year-ago quarter and $173 million in the first quarter of 2003. The increase in operating expenses can mainly be attributed to an increase in mortgage origination expenses due to the acquisition of Pioneer Mortgage in the second quarter of 2003, increased servicing expenses consistent with the growth in borrowers and seasonal factors, and severance costs for an information technology outsourcing initiative. These increases were partially offset by the $9 million first quarter of 2003 charge for servicing adjustments related to an underbilling error.

MANAGED STUDENT LOAN ACQUISITIONS

        The following tables summarize the components of both our on-balance sheet and our Managed student loan acquisitions for the quarters ended June 30, 2003, March 31, 2003 and June 31, 2002 and the six months ended June 30, 2003 and 2002.

	Quarter ended June 30, 2003
	FFELP	Private	Total
Preferred Channel	$3,034	$686	$3,720
Other commitment clients	117	—	117
Spot purchases	384	—	384
Consolidations from third parties	167	—	167
Consolidations from securitized trusts	617	—	617
Capitalized interest and other	250	21	271

Total on-balance sheet student loan acquisitions	4,569	707	5,276
Consolidations to SLM Corporation from securitized trusts	(617)	—	(617)
Capitalized interest and other on securitized loans	145	3	148

Total Managed student loan acquisitions	$4,097	$710	$4,807

	Quarter ended March 31, 2003
	FFELP	Private	Total
Preferred Channel	$3,315	$842	$4,157
Other commitment clients	56	—	56
Spot purchases	53	—	53
Consolidations from third parties	631	—	631
Consolidations from securitized trusts	1,333	—	1,333
Capitalized interest and other	264	18	282

Total on-balance sheet student loan acquisitions	5,652	860	6,512
Consolidations to SLM Corporation from securitized trusts	(1,333)	—	(1,333)
Capitalized interest and other on securitized loans	159	10	169

Total Managed student loan acquisitions	$4,478	$870	$5,348

	Quarter ended June 30, 2002
	FFELP	Private	Total
Preferred Channel	$2,755	$507	$3,262
Other commitment clients	152	—	152
Spot purchases	340	2	342
Consolidations from third parties	310	—	310
Consolidations from securitized trusts	781	—	781
Capitalized interest and other	231	17	248

Total on-balance sheet student loan acquisitions	4,569	526	5,095
Consolidations to SLM Corporation from securitized trusts	(781)	—	(781)
Capitalized interest and other on securitized loans	148	—	148

Total Managed student loan acquisitions	$3,936	$526	$4,462

	Six months ended June 30, 2003
	FFELP	Private	Total
Preferred Channel	$6,349	$1,528	$7,877
Other commitment clients	173	—	173
Spot purchases	437	—	437
Consolidations from third parties	798	—	798
Consolidations from securitized trusts	1,950	—	1,950
Capitalized interest and other	514	39	553

Total on-balance sheet student loan acquisitions	10,221	1,567	11,788
Consolidations to SLM Corporation from securitized trusts	(1,950)	—	(1,950)
Capitalized interest and other on securitized loans	304	13	317

Total Managed student loan acquisitions	$8,575	$1,580	$10,155

	Six months ended June 30, 2002
	FFELP	Private	Total
Preferred Channel	$5,560	$1,111	$6,671
Other commitment clients	205	—	205
Spot purchases	495	6	501
Consolidations from third parties	727	—	727
Consolidations from securitized trusts	1,371	—	1,371
Capitalized interest and other	493	43	536

Total on-balance sheet student loan acquisitions	8,851	1,160	10,011
Consolidations to SLM Corporation from securitized trusts	(1,371)	—	(1,371)
Capitalized interest and other on securitized loans	341	—	341

Total Managed student loan acquisitions	$7,821	$1,160	$8,981

        We purchased and originated $4.8 billion of student loans in the second quarter of 2003 compared with $4.5 billion in the year-ago quarter and $5.3 billion in the prior quarter. In both June 2003 and 2002, we delayed the processing of disbursement for Consolidation Loans to allow borrowers to take advantage of lower interest rates that took effect on July 1. We estimated the net effect on loans acquired was approximately $2.8 billion and $794 million for the quarters ended June 30, 2003 and 2002, respectively. The decrease versus the prior quarter is due to seasonal factors.

        In the second quarter of 2003, our Preferred Channel originations totaled $1.9 billion versus $1.6 billion in the year-ago quarter and $4.9 billion in the prior quarter. The pipeline of loans currently serviced on our servicing systems and committed for purchase by us was $4.4 billion at June 30, 2003 versus $4.0 billion at June 30, 2002 and $6.2 billion at March 31, 2003.

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SLM CORPORATION SUPPLEMENTAL FINANCIAL INFORMATION SECOND QUARTER 2003 (Dollars in millions, except per share amounts)